                                                                     EXHIBIT 8





                                   September
                                   19th
                                   1 9 9 6





                                                                   27,955-27
                                                                 NB1-278851.V1




Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California 92626


                 Re:      Registration Statement on Form S-4
                          of Apria Healthcare Group Inc.
                          ----------------------------------


Ladies and Gentlemen:

                 This opinion is delivered to you in connection with the Registration Statement on Form S-4 (No. 333-09407, the "Registration Statement") filed with the Securities and Exchange Commission by Apria Healthcare Group Inc., a Delaware corporation ("Apria"), in connection with the proposed merger (the "Merger") of Apria Number Two, Inc., a Delaware corporation and wholly-owned subsidiary of Apria, with and into Vitas Healthcare Corporation, a Delaware corporation ("Vitas"), with Vitas being the surviving corporation and causing Vitas to become a wholly-owned subsidiary of Apria. We have reviewed the tax disclosure set forth in the Proxy Statement/Prospectus which is included in the Registration Statement (the "Proxy Statement/Prospectus"). In our opinion, the statements contained in the Proxy Statement/Prospectus under the heading "THE MERGER -- Certain Federal Income Tax Consequences" fairly and accurately present the information required to be presented.

                 This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming


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Page 2 - Apria Healthcare Group Inc. - September 19, 1996


that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly, no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

                 We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "SUMMARY
- -- The Merger -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus. This letter is furnished by us as counsel for Apria and is solely for the benefit of Apria.



                                            Respectfully submitted,


                                            O'MELVENY & MYERS LLP